BELL BOYD & LLOYD
                        THREE FIRST NATIONAL PLAZA
                    70 WEST MADISON STREET, SUITE 3300
                       CHICAGO, ILLINOIS 60602-4207

                             December 23, 1996

Harris Associates Investment Trust
Two North La Salle Street
Chicago, Illinois 60602-3703

Ladies and Gentlemen:

                             Rule 24f-2 Notice

     We have represented Harris Associates Investment Trust, a Massachusetts business trust (Trust), in connection with the filing with the Securities and Exchange Commission of the Trust's Rule 24f-2 Notice for the fiscal year ended October 31, 1996 pursuant to Rule 24f-2 under the Investment Company Act of 1940 (Rule 24f-2). In this connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate or other records, certificates and other papers as we deem it necessary to examine for the purpose of this opinion, including the agreement and declaration of trust and bylaws of the Trust and resolutions of its board of trustees authorizing the issuance of shares.

     Base upon the foregoing examination, we are of the opinion that the following shares of beneficial interest, no par value, of the Trust sold during the 1996 fiscal year in reliance upon registration pursuant to rule 24f-2 were legally issued, fully paid and nonassessable (although shareholders of the Trust may be subject to liability under certain circumstances as describe in the prospectus of the Trust included in its registration statement on form N-1A):

                                             Shares Sold Pursuant
                                                 to Rule 24f-2
     The Oakmark Fund                             62,802,396
     The Oakmark International Fund               44,346,856
     The Oakmark Small Cap Fund                   18,656,426
     The Oakmark Balanced Fund                     1,466,399
     The Oakmark International Emerging Fund       3,942,556

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     We consent to the filing of this opinion with the Trust's
Rule 24f-2 Notice. In giving this consent, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933.

                              Very truly yours,

                              /s/Bell, Boyd & Lloyd
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